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                                 EXHIBIT 99.7

FOR IMMEDIATE RELEASE                                           David Van Houten
                                                                  (310) 314-3024


     TRIMARK HOLDINGS, INC. REQUESTS HEARING REGARDING NASDAQ MAINTENANCE
                                 REQUIREMENTS

     SANTA MONICA, CA August 31, 1998--As previously announced on June 19, 1998 by Trimark Holdings, Inc. (TMRK-NASDAQ/NNM), it had received a letter from The NASDAQ Stock Market, Inc. concerning public float requirements of the Company's common stock. The Company has recently requested a hearing with the NASDAQ Hearings Department to review this issue, which will stay the delisting of the Company's common stock pending the hearing, the date of which has not been set. The Company is presently assessing the options available to it to achieve compliance with the maintenance standard and there can be no assurance that the hearing will resolve the matter to the Company's satisfaction. If the common stock is delisted, its liquidity would be adversely affected.

     Except for the historical information contained herein, certain matters discussed in this news release, including the continued maintenance of the Company's common stock on the NASDAQ National Market, are forward-looking statements, within the meaning of the Private securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Other matters, uncertainties and risks are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997 and the Form 10-Q for the quarter ended March 31, 1998.

     Trimark Holdings is a broad-based entertainment company that acquires, produces and distributes motion pictures domestically and internationally under the Trimark Pictures banner; licenses to the broadcast industry under the Trimark Television moniker; and distributes to the domestic home-video market under the Trimark Home Video label.